UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2014

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30833 (Commission File Number)	04-3110160 (IRS Employer Identification No.)

40 Manning Road
Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 of the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01.  Other Events.

On December 15, 2014, Bruker Corporation (the “Company,” “we” or “us”) resolved the investigation of the Securities and Exchange Commission (“SEC”) into the Company’s possible violations of the Foreign Corrupt Practices Act (“FCPA”) arising from past conduct of the Company’s subsidiaries operating in China. In August 2011, as disclosed since that time in our periodic reports filed with the SEC, we made a voluntary disclosure to the United States Department of Justice (“DOJ”) and the SEC of the results of an investigation by the Audit Committee of our Board of Directors regarding these matters and we have cooperated with the DOJ and SEC in connection with their investigations.

Effective December 15, 2014, the Company consented to the entry of an administrative cease-and-desist order (the “Order”) by the SEC concerning violations of the books and records and internal controls provisions of the FCPA. Pursuant to the Order, we will pay an aggregate amount of approximately $2.4 million, consisting of $1,714,852 in disgorgement, $310,117 in prejudgment interest, and a $375,000 penalty.  The amounts to be paid by us were fully accrued as of September 30, 2014.

The Company consented to the Order without admitting or denying the SEC findings. In the Order, the SEC recognized the Company’s “extensive, thorough, and real-time cooperation with the Commission.” Further, the Order notes that in determining the settlement amount, the SEC considered “remedial acts promptly undertaken by Bruker and the significant cooperation it afforded to the Commission staff.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION (Registrant)

Date: December 15, 2014	By:	/s/CHARLES F. WAGNER, JR.
Charles F. Wagner, Jr.
Executive Vice President and
Chief Financial Officer